UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

XM SATELLITE RADIO HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following is an advertisement first run on July 9, 2007.

Who supports the merger of

SIRIUS and XM Radio?

Just groups representing

about every race, creed, religion

and political affiliation.

That’s all.

Among the groups that have voiced their support for the merger:

60 Plus Association

African Methodist Episcopal Church (AME Church)

Americans for Tax Reform American Values

Competitive Enterprise Institute FamilyNet

Hispanic Federation League of Rural Voters

League of United Latin American Citizens (LULAC)

NAACP National Black Chamber of Commerce

National Council of Women’s Organizations

New York State Federation of Hispanic Chambers of Commerce

The Latino Coalition Women Involved in Farm Economics (WIFE)

programming as diverse as the people who support our merger.

SIRIUS merger.com

The subject matter discussed in this communication will be addressed in a Joint Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission. Stockholders are urged to read the Joint Proxy Statement/Prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about SIRIUS and XM, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). Copies of the Joint Proxy Statement/Prospectus and the Securities and Exchange Commission filings that will be incorporated may be obtained by directing a request to Sirius Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations, or to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE Washington, DC 20002, Attention: Investor Relations. Information

regarding SIRIUS’ and XM’s directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the Joint Proxy Statement/Prospectus.

In addition, the following are press releases issued on July 9, 2007.

FOR IMMEDIATE RELEASE

July 9, 2007

Sirius, XM Highlight Growing Momentum In Favor of Merger

Strong and Diverse Public Support Demonstrates Merger is in the Public Interest

NEW YORK, NY and WASHINGTON, DC – July 9, 2007 – XM Satellite Radio (NASDAQ: XMSR) and SIRIUS Satellite Radio (NASDAQ: SIRI) said today that the volume, diversity and strength of the public comments filed with the Federal Communications Commission (FCC) during its public comment period demonstrate persuasively that their merger is in the public interest and should be approved.

“The support for our merger is as diverse as the programming we provide,” said Mel Karmazin, CEO of SIRIUS Satellite Radio. “The thousands of pro merger comments from organizations representing diverse populations and interests, individuals, businesses, and experts plainly demonstrate that the combination of SIRIUS and XM is in the public interest.”

“These FCC comments strongly validate our contention that the merger will produce substantial public interest benefits,” said Gary Parsons, Chairman of XM Satellite Radio. “These include greater programming choices, better prices, rigorous competition and more rapid innovation.”

Since the FCC opened its docket on the merger, more than 3,500 individuals have filed in support of combining the two companies. The FCC docket also includes positive comments from 20 organizations and businesses, representing a broad spectrum of Americans. Among the most notable names are Circuit City, the NAACP and League of United Latin American Citizens, American Trucking Associations, National Council of Women’s Organizations, League of Rural Voters and American Values.

The groups filing comments include a wide array of minority, women, religious and rural organizations who support the merger in part because of its capacity to strengthen the diverse programming satellite radio already provides for their members, and businesses and conservative organizations who tout the impact the merger will have on innovation and competition. Many of the comments also cite the combined company’s plan to offer one or more new, lower priced services below $12.95, maintain current services at $12.95 and offer the best of both services at a modest premium over today’s price. Others who commented noted the plan to offer a “block and rebate” feature, by which subscribers can opt out of certain channels they find objectionable and receive a credit on their monthly subscription.

These and other benefits have also been detailed in FCC filings by experts and think tanks including former FCC Commissioner Harold Furchtgott-Roth, former FCC Chief Economist Thomas Hazlett and the Competitive Enterprise Institute.

The merger also has received the editorial endorsement of leading newspapers including The Wall Street Journal, USA Today, LA Times and Washington Times.

The following organizations have made public comments in support of the XM-SIRIUS merger:

•	60 Plus Association

•	African Methodist Episcopal Church, Dist. 2

•	American Trucking Associations

•	American Values

•	Americans for Tax Reform

•	Circuit City

•	Competitive Enterprise Institute

•	FamilyNet

•	Free State Foundation

•	Hispanic Federation

•	League of United Latin American Citizens

•	NAACP

•	National Black Chamber of Commerce

•	National Council of Women’s Organizations

•	National Taxpayers Union

•	NY State Fed. of Hispanic Chambers

•	The Latino Coalition

•	Women Impacting Public Policy

•	League of Rural Voters

•	Women Involved in Farm Economics

The National Association of Broadcasters and its industry allies are expected to file comments today arguing satellite radio comprises its own distinct market and does not compete with terrestrial radio. However, the government filings and statements of numerous broadcast interests, including NAB and companies like Clear Channel, CBS, Spanish Broadcasting System, Entravision, Entercom, Univision, Citadel, Cox, Cumulus Media, Emmis Communications, Beasley and Westwood One, tell a much different story. For example:

“Our broadcasting businesses face increasing competition from new broadcast technologies, such as… satellite television and radio… These new technologies and alternative media platforms compete with our radio and television stations for audience share and advertising revenue, and in the case of some products, allow listeners and viewers to avoid traditional commercial advertisements.” –Spanish Broadcasting System, Inc. (2006 Form 10-K, filed March 16, 2007)

“In 2006, we have satellite and Internet radio. And barely a day passes without the introduction of a new competing device or service. But we have news for our competitors: We will beat you – as we have beaten those change agents in the past.” –David K. Rehr, President and CEO, National Association of Broadcasters (2006 NAB Radio Show, September 21, 2006)

“Our broadcasting businesses face increasing competition from new broadcast technologies, such as broadband wireless and satellite television and radio, and new consumer products, such as portable digital audio players and personal digital video recorders.” Clear Channel Communications (2005 Form 10-K; page 24)

SIRIUS and XM will file reply comments by the July 24 deadline. Following that, regulators (FCC and DOJ) will consider the merger. Pending regulatory approval, both companies expect to close on the merger by the end of 2007.

More information on the SIRIUS-XM merger can be found at www.siriusmerger.com or www.xmmerger.com.

# # #

About SIRIUS

On February 19, 2007 SIRIUS and XM Satellite Radio entered into a merger agreement to combine the companies’ businesses. Boards of both companies have approved the merger. The completion of the merger is subject to various closing conditions, including obtaining the approval of stockholders and XM’s stockholders and receiving certain regulatory and anti-trust approvals, including from the Federal Communications Commission (FCC) and the Department of Justice (DOJ) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. SIRIUS believes that its merger with XM will close by the end of 2007.

SIRIUS, “The Best Radio on Radio,” delivers more than 130 channels of the best programming in all of radio. SIRIUS is the original and only home of 100% commercial free music channels in satellite radio, offering 69 music channels. SIRIUS also delivers 65 channels of sports, news, talk, entertainment, traffic, weather and data. SIRIUS is the Official Satellite Radio Partner of the NFL, NASCAR, NBA and NHL, and broadcasts live play-by- play games of the NFL, NBA and NHL, as well as live NASCAR races. All SIRIUS programming is available for a monthly subscription fee of only $12.95.

SIRIUS Internet Radio (SIR) is a CD-quality, Internet-only version of the SIRIUS radio service, without the use of a radio, for the monthly subscription fee of $12.95. SIR delivers more than 75 channels of talk, entertainment, sports, and 100% commercial free music.

SIRIUS products for the car, truck, home, RV and boat are available in more than 25,000 retail locations, including Best Buy, Circuit City, Crutchfield, Costco, Target, Wal-Mart, Sam’s Club, RadioShack and at shop.sirius.com.

SIRIUS radios are offered in vehicles from Audi, Bentley, BMW, Chrysler, Dodge, Ford, Infiniti, Jaguar, Jeep®, Land Rover, Lexus, Lincoln, Mercury, Maybach, Mazda, Mercedes-Benz, MINI, Mitsubishi, Nissan, Rolls Royce, Scion, Toyota, Volkswagen, and Volvo. Hertz also offers SIRIUS in its rental cars at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to purchase a SIRIUS radio and subscription.

About XM

XM (Nasdaq: XMSR - News) is America’s number one satellite radio company with more than 8 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, Chicago, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM’s 2007 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Hyundai, Nissan, Porsche, Subaru, Suzuki and Toyota is available in 140 different vehicle models for 2007. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

***

Important Additional Information Will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving SIRIUS and XM. In connection with the proposed transaction, SIRIUS plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of SIRIUS and XM plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of SIRIUS and XM. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by SIRIUS and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to SIRIUS Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations.

SIRIUS, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 21, 2006, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on April 25, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

***

Contacts:

SIRIUS

Media Relations

Patrick Reilly

212-901-6646

PReilly@siriusradio.com

Joele Frank / Eric Brielmann

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

ebrielmann@joelefrank.com

XM

Media Relations

Nathaniel Brown

212-708-6170

Nathaniel.Brown@xmradio.com

Chance Patterson

202-380-4318

Chance.Patterson@xmradio.com

FOR IMMEDIATE RELEASE

July 9, 2007

In Their Own Words: Organizations, Experts Voice Their Support

for the SIRIUS-XM Merger

NEW YORK, NY and WASHINGTON, DC – July 9, 2007 – Since SIRIUS Satellite Radio (NASDAQ: SIRI) and XM Satellite Radio (NASDAQ: XMSR) announced their plan to merge, the diverse list of organizations, experts and major newspapers supporting the merger has continued to grow. Together their comments make a compelling case for the merger and the many ways it stands to benefit consumers. A sampling of quotes from the thousands of supportive letters, comments, analyses and editorials:

ORGANIZATIONS AND BUSINESSES SUPPORTING THE SIRIUS-XM MERGER

“Satellite radio has afforded our community access to a wealth of new programs…”

—African Methodist Episcopal Church- 2nd District, Adam J. Richardson Jr., Presiding Bishop

“Rather than being forced to choose between content that currently is exclusive to one satellite radio provider, consumers will gain access to packages offering the ‘best of both’ services for significantly less than the current combined price.”

—American Trucking Associations, Richard D. Holcomb, General Counsel and Senior VP

“With all of the indecent and violent programming bombarding American families today, we applaud the efforts of Sirius and XM to empower consumers who want to avoid such content. This is clearly a step in the right direction.”

—American Values, Gary Bauer, President

“Sirius and XM have shown in their public filings and congressional testimony that a combined satellite radio company will expand consumer programming choices, result in lower prices, and spur deployment of technology.”

—Americans for Tax Reform, Grover Norquist, President

“Circuit City believes that the interests of consumers should be paramount in the FCC’s consideration of this proposed merger. When viewed from this perspective, we believe that this merger should be approved by the FCC.”

—Circuit City, Philip J. Schoonover, Chairman, President and CEO

“FamilyNet has found satellite radio to be an ideal medium for bringing our message to consumers, particularly those that live in remote areas, and may not be able to access such programming through traditional radio or other means. We support any efforts, including the proposed Sirius-XM merger, than will help satellite radio survive and continue to benefit the public for many years to come.”

—FamilyNet Radio, R. Martin Coleman, Chief Operating Officer

“Perhaps the most convincing confirmation comes in the form of the National Association of Broadcasters’ fierce opposition to the proposed merger. If satellite radio constitutes a distinct market, why would the terrestrial broadcasters devote so many resources to trying to defeat the merger?”

—Free State Foundation, Randolph J. May, President

“We believe that satellite radio provides expanding and vibrant platforms for news and entertainment for Hispanic Americans.”

—Hispanic Federation, Lillian Rodriguez-Lopez, President

“We believe this deal will allow the companies to offer services more efficiently, cutting costs while creating additional channel space for even more programming—including channels dedicated to public safety and homeland security.”

—League of Rural Voters, Niel Ritchie, Executive Director

“We believe that the merger… will give the combined company a new and otherwise unavailable opportunity to increase its programming capabilities.”

—League of United Latin American Citizens (LULAC), Brent Wilkes, Executive Director

“We are convinced that the pending Sirius-XM merger will be a positive development for consumers.”

—National Association for the Advancement of Colored People (NAACP), Hilary Shelton,

Director

“More channel capacity for new programmers, and more choices for consumers are clearly matters that meet the FCC’s public interest test.”

—National Black Chamber of Commerce, Harry Alford, President

“…NCWO believes the proposed merger will result in considerable benefits via greater competition, lower prices and more diverse programming for women and other minority groups all over the nation.”

—National Council of Women’s Organizations (NCWO), Susan Scanlan, Chair

“Competitors that are threatened by the prospect of a thriving satellite radio company have launched a self-interested campaign aimed at killing the merger… Despite their claims, the merger of XM and Sirius would be beneficial to consumers and deserves support.”

—National Taxpayers Union, John Berthoud, President

“The bottom line is that with expanded choices and better prices, satellite radio will be an even more attractive option for consumers…”

—New York Federation of Hispanic Chambers of Commerce, Alfred P. Placeres, Esq., President

“The satellite radio industry… has been a launching pad for Hispanic programmers and an increasingly popular service for vast numbers of Latino consumers and other listeners who enjoy the richness of Hispanic culture, arts and news.”

—The Latino Coalition, Robert G. de Posada, President

“WIPP believes approval of the merger between Sirius and XM will substantially enhance programming choices by creating a stronger satellite radio company.”

—Women Impacting Public Policy (WIPP), Barbara Kasoff, President

“Approval of the merger between Sirius and XM will ensure that our rural communities continue to receive important informational service via satellite radio and will provide our members and rural neighbors with more programming choices at improved prices.”

—Women Involved in Farm Economics (WIFE), Pam Potthoff, National President

EXPERTS AND ANALYSTS SUPPORING THE SIRIUS-XM MERGER

“…American consumers have a wide and rapidly expanding range of choices for communications services that compete with XM and Sirius. These competitive choices discipline the prices that XM and Sirius charge subscribers today and will continue to do so regardless of whether the firms merge.”

—Harold Furchtgott-Roth, Former FCC Commissioner, White Paper: “An Economic Review of the

Proposed Merger of XM and Sirius” (June 29, 2007)

“Given the incentives of the merged satellite radio form to expand its subscriber base, and facing alternative media that include not only analog and HD broadcasting but MP3 players, Internet radio, and cellular phones… the competitive constraints are tight. The merger is seen not as an attempt to restrict output, but as an effort to strengthen the product, offering consumers more content per dollar.”

—Thomas Hazlett, Former FCC Chief Economist, Professor of Law & Economics at George Mason University, White Paper: “The Economics of the Satellite Radio Merger” (June 14, 2007)

“The primary opponents to the merger are the terrestrial broadcasters, who argue that the merger would produce a monopoly. Paradoxically, in an effort to remove the industry’s ownership restriction, the broadcasting lobby has testified on numerous occasions that the market is quite broad.”

—George Reed-Dellinger, Washington Analysis (June 13, 2007)

“The real goal of this merger is not to become a monopoly and gouge customers, but to offer more channels to consumers in order to better compete with radio and cut costs dramatically.”

—Kit Spring, Stifel Nicolaus (May 7, 2007)

MAJOR NEWSPAPERS SUPPORTING THE SIRIUS-XM MERGER

“…consumers who want what these firms provide have more options than the Milky Way has stars… Raising prices would not be easy, because consumers have plenty of affordable options.”

—Chicago Tribune, Columnist Steve Chapman (June 21, 2007)

“The FCC shouldn’t stop the nation’s two providers of satellite radio from joining forces because they would be only one of many in the audio entertainment business.”

—Los Angeles Times (February 20, 2007)

“In the name of preventing some phantom ‘monopoly’ from forming, the NAB is effectively asking regulators at Justice and the Federal Communications Commission to help keep the competition in check and thus depriving consumers of figuring out whether this is viable alternative radio service.”

—Wall Street Journal (April 21, 2007)

Yes, the merger should be approved because (1) it is not anti-competitive and (2) it clearly is in the interest of consumers, especially where consumer choice is concerned.”

—Washington Times (July 6, 2007)

More information on the SIRIUS-XM merger can be found at www.siriusmerger.com or www.xmmerger.com.

# # #

About SIRIUS

On February 19, 2007 SIRIUS and XM Satellite Radio entered into a merger agreement to combine the companies’ businesses. Boards of both companies have approved the merger. The completion of the merger is subject to various closing conditions, including obtaining the approval of stockholders and XM’s stockholders and receiving certain regulatory and anti-trust approvals, including from the Federal Communications Commission (FCC) and the Department of Justice (DOJ) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. SIRIUS believes that its merger with XM will close by the end of 2007.

SIRIUS, “The Best Radio on Radio,” delivers more than 130 channels of the best programming in all of radio. SIRIUS is the original and only home of 100% commercial free music channels in satellite radio, offering 69 music channels. SIRIUS also delivers 65 channels of sports, news, talk, entertainment, traffic, weather and data. SIRIUS is the Official Satellite Radio Partner of the NFL, NASCAR, NBA and NHL, and broadcasts live play-by- play games of the NFL, NBA and NHL, as well as live NASCAR races. All SIRIUS programming is available for a monthly subscription fee of only $12.95.

SIRIUS Internet Radio (SIR) is a CD-quality, Internet-only version of the SIRIUS radio service, without the use of a radio, for the monthly subscription fee of $12.95. SIR delivers more than 75 channels of talk, entertainment, sports, and 100% commercial free music.

SIRIUS products for the car, truck, home, RV and boat are available in more than 25,000 retail locations, including Best Buy, Circuit City, Crutchfield, Costco, Target, Wal-Mart, Sam’s Club, RadioShack and at shop.sirius.com.

SIRIUS radios are offered in vehicles from Audi, Bentley, BMW, Chrysler, Dodge, Ford, Infiniti, Jaguar, Jeepƒ, Land Rover, Lexus, Lincoln, Mercury, Maybach, Mazda, Mercedes-Benz, MINI, Mitsubishi, Nissan, Rolls Royce, Scion, Toyota, Volkswagen, and Volvo. Hertz also offers SIRIUS in its rental cars at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to purchase a SIRIUS radio and subscription.

About XM

XM (Nasdaq: XMSR - News) is America’s number one satellite radio company with more than 7.6million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, Chicago, the Country Music Hall of Fame in Nashville, Toronto and Montreal, XM’s 2007 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Hyundai, Nissan, Porsche, Subaru, Suzuki and Toyota is available in 140 different vehicle models for 2007. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

***

Important Additional Information Will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving SIRIUS and XM. In connection with the proposed transaction, SIRIUS plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of SIRIUS and XM plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of SIRIUS and XM. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by SIRIUS and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to SIRIUS Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations.

SIRIUS, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 21, 2006, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on April 25, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

***

Contacts:

SIRIUS

Media Relations

Patrick Reilly

212-901-6646

PReilly@siriusradio.com

Joele Frank / Eric Brielmann

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

ebrielmann@joelefrank.com

XM

Media Relations

Nathaniel Brown

212-708-6170

Nathaniel.Brown@xmradio.com

Chance Patterson

202-380-4318

Chance.Patterson@xmradio.com